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                                                                    EXHIBIT (12)

              THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (All dollar amounts in millions)
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

                                                 Year Ended December 31
                                         ---------------------------------------
                                          1994    1993    1992    1991     1990
                                         ------  ------  ------  -------  ------
Earnings:
  The Mead Corporation earnings
   from continuing operations
   before income taxes                   $ 52.4  $135.0  $ 15.8  $ 64.3   $124.4
  Mead's share of earnings (loss) of
   investees before income taxes           95.7    30.3     9.4   (31.1)    17.9
  Interest and debt expense               113.4   107.5   116.0   137.4    114.9
  Amortization of capitalized interest:
    The Mead Corporation                    4.6     6.5     4.9     4.9      3.1
    Mead's share of investees               1.3     1.4     1.5     1.6      1.6
  Portion of rental payments deemed
   to be interest                          18.0    16.5    17.3    16.4     14.3
                                         ------  ------  ------  ------   ------
                                         $285.4  $297.2  $164.9  $193.5   $276.2
                                         ======  ======  ======  ======   ======

Combined fixed charges:
  Interest and debt expense:
    The Mead Corporation                 $101.1  $ 94.6  $ 99.5  $112.9   $ 92.0
    Mead's share of investees              12.3    12.9    16.5    24.5     22.9
                                         ------  ------  ------  ------   ------
                                          113.4   107.5   116.0   137.4    114.9
                                         ------  ------  ------  ------   ------

  Capitalized interest:
    The Mead Corporation                    5.7     2.6     2.3     4.5     20.1
    Mead's share of investees
                                         ------  ------  ------  ------   ------
                                            5.7     2.6     2.3     4.5     20.1
                                         ------  ------  ------  ------   ------

  Portion of rental payments deemed
   to be interest:
    The Mead Corporation                   17.6    16.2    17.3    16.3     14.2
    Mead's share of investees                .4      .3              .1       .1
                                         ------  ------  ------  ------   ------
                                           18.0    16.5    17.3    16.4     14.3
                                         ------  ------  ------  ------   ------

                                         $137.1  $126.6  $135.6  $158.3   $149.3
                                         ======  ======  ======  ======   ======

Ratio of earnings to fixed charges         2.08    2.35    1.22    1.22     1.85
                                         ======  ======  ======  ======   ======
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